EXHIBIT 99.1

NYSE: EXC


                               Exelon Corporation

                 National Generation with Regional Distribution

                           John W. Rowe, President and
                           Co-Chief Executive Officer

                                      Texas
                                 August 15, 2001


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

NYSE: EXC


                           FORWARD LOOKING STATEMENTS
This presentation contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein. The forward-looking statements herein include statements about future financial and operating results of Exelon. Economic, business, competitive and/or regulatory factors affecting Exelon's businesses generally could cause actual results to differ materially from those described herein. For a discussion of the factors that could cause actual results to differ materially, please see Exelon's filings with the Securities and Exchange Commission, particularly those discussed in "Management's Discussions and Analysis of Financial Condition and Results of Operations-- Outlook" in Exelon's 2000 Annual Report. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this presentation. Exelon Generation does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this presentation.


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NYSE: EXC


                         Top Five Reasons to Buy Exelon

1.   Portfolio of superior performing assets with critical mass.

2. Integrated strategy with upside earnings potential and limited downside risk.

3.   Proven management with a record for delivering on commitments.

4. Solid earnings model: $4.50 EPS in 2001 and 10% earnings growth through 2003.

5.   Recent market discount -- stock undervalued.


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NYSE: EXC


                         Top Five Reasons to Buy Exelon
                     Portfolio of Superior Performing Assets

[On the left portion of this slide there is a map of North America which identifies each of the North American Electric Reliability Council regions.]

[To the right of the map there are the following bullet points:]

GENERATION PORTFOLIO
        -16 GWs Nuclear
        -5 GWs Gas/ Hydro
        -16 GWs Long-Term Contracts
        -4 GWs Sithe NA (Equity Investment)
        -NPCC, MAAC, MAIN, WSCC, ERCOT, SERC, SPP
        -Top 10 U.S. Power Marketer


ENERGY DELIVERY
        -ComEd:  3.5 million customers in Illinois
        -PECO:  1.5 million customers in Pennsylvania


ENTERPRISES
        -Infrastructure management
        -Competitive retail energy sales, infrastructure services and communications businesses.
        -National reach with focus on the east coast and the midwest



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NYSE: EXC


                         Top Five Reasons to Buy Exelon
                               Integrated Strategy

GENERATION
         -Increase fuel, dispatch and geographic diversity in generation portfolio.
         -Continue to expand our energy supply.
         -Drive nuclear costs to 2(cents)/KWh.
         -Optimize position of low-cost provider through Power Team's national reach.


 ENERGY DELIVERY
         -Insure earnings stream through service reliability and strong relations with customers and regulators.
         -Drive costs down through improving management and economies of scale. -Extract full value from all assets (e.g., Alliance RTO).
         -Build value of 5 million customers.

ENTERPRISES
         -Leverage physical assets, customer relationships and core competencies in infrastructure management.




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NYSE: EXC


                         Top Five Reasons to Buy Exelon
                                Proven Management

Completed one of the nation's largest utility mergers in under 13 months.

Significant accomplishments before, during, and after the merger.

Produced earnings during the 1st half of 2001 that surpassed market expectations.

Realized $100 million of merger synergies through 2nd quarter 2001.

Superior 1st half performance throughout the corporation.




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NYSE: EXC


                         Top Five Reasons to Buy Exelon
                              Solid Earnings Model

[The following line is emphasized with Italics:]

2001 annual EPS of $4.50 and 10% growth through 2003.

$4.50 EPS in 2001:
         -Performance above plan  in first two quarters.
         -Expect  annual average wholesale prices to be in line
          with original estimates.
         -Above-plan performance by Exelon Nuclear, Delivery companies.

10% Growth Model:
         -Assumes average annual wholesale power price drop from $34/MWh to
          $30/MWh from 2001-2003.
         -Low-cost nuclear capacity additions will add 9 million MWh by 2003. -Completion of Sithe and other planned additions.
         -Significant decline in Energy Delivery expenditures coupled with substantial improvements in efficiency / productivity.



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NYSE: EXC


                         Top Five Reasons to Buy Exelon
                         A Great Stock at a Great Price

Confusion in power and stock markets has created a significant opportunity for investors.

         -Exelon's stock price has fallen over 20% YTD, while its fundamentals are stronger than ever.

         -When the dust settles, the prize will belong to those with critical mass; low-cost generation; smart management.

         -Exelon fits the bill.


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NYSE: EXC



                                   Questions?



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
Second Quarter Earnings Press Release

     On July 24, 2001, Exelon Corporation issued the following press release.

     Exelon Reports Strong Second Quarter Earnings of $0.97 Per Diluted Share

Chicago (July 24, 2001) Exelon Corporation today announced operating and reported earnings of $315 million or $0.97 per diluted share for the second quarter of 2001, representing a 17% increase over pro forma diluted operating earnings for the comparable period in 2000. Exelon operating earnings for the second quarter of 2000 were $125 million or $0.71 per diluted share, which represent the results of PECO Energy and do not reflect the effects of the October 20, 2000 merger with Unicom Corporation. On a pro forma basis assuming the merger of PECO Energy and Unicom Corporation occurred on January 1, 2000, second quarter 2000 earnings were $0.83 per diluted share.

Highlights for the quarter include:

o Energy sales of 48,522 GWh's which were 31% higher than pro forma second quarter 2000. Wholesale market sales accounted for 42% of total sales.

o Strong performance by Power Team, Exelon Generation's wholesale marketing division, in April and May which was partially offset by the effects of cool weather across most of the United States and a decline in wholesale power prices in June.

o The addition of 800 megawatts of long-term contracts to the Power Team supply portfolio.

o    Continuing superior performance by Exelon Generation's nuclear operations:
     o    a 93.6% nuclear capacity factor
     o    two record-breaking  refueling outages
     o the addition of 129 megawatts of capacity through power uprate projects at Byron and Braidwood

o Exelon Generation's fossil operations continue their strong performance with:
     o    97% on time delivery
     o    94% dispatch availability

o ComEd's on time completion of over 450 projects which formed the foundation of its rigorous 2001 summer preparedness and infrastructure improvement program.

Corbin A. McNeill, Co-CEO and Chairman, said, "The quarter confirmed, yet again, Exelon's ability to meet its commitments. Despite cool weather and the fall in wholesale prices in June, we've produced earnings that surpassed market expectations. And we did it as we've done it in the past: through superior execution."

John W. Rowe, Co-CEO and President, said, "I am delighted that our generation group, Power Team, PECO and ComEd delivery operations all contributed to these excellent results. While we expect larger challenges in the wholesale power markets and in our Enterprise group during the second half, the combined strength of our generation, power marketing and energy delivery groups put us in a strong position to meet our commitments for the year."

Ruth Ann Gillis, Senior Vice President and Chief Financial Officer, confirmed the company's previous earnings guidance. She noted, "We have had two good quarters and we continue to believe our integrated strategy positions us to meet our commitment of $4.50 earnings per share for 2001."

CORPORATE ISSUES
Second quarter earnings reflect goodwill amortization of $0.11 per share. Consistent with FASB's new accounting standard for goodwill, Exelon expects to discontinue annual amortization of approximately $140 million of goodwill, effective January 1, 2002.

Merger-related synergies continue to be realized and Exelon expects to achieve its target of $148 million this year.

BUSINESS UNIT RESULTS
Performance for Exelon's business segments--Energy Delivery, Generation and Enterprises--is reported on the basis of earnings before interest and income taxes (EBIT). Exelon's EBIT increased 20% to $821 million in the quarter compared to pro forma EBIT of $685 million in the second quarter of 2000.

Energy Delivery consists of the retail electricity transmission and distribution operations of ComEd and PECO Energy and the natural gas distribution business of PECO Energy. Energy Delivery's operating revenues were $2,436 million for the current quarter compared to pro forma revenues of $2,271 million in 2000. Operating revenues reflect retail kilowatt-hour sales of 28,749 GWh's, which were essentially flat compared to the prior-year sales of 28,764 GWh's due to moderate weather conditions and the impact of a slower economy. Energy Delivery's EBIT of $706 million in the second quarter of 2001 increased 10% over the prior-year period pro forma EBIT of $643 million. ComEd's EBIT increased $73 million primarily as a result of lower operating and maintenance expenses compared to the prior year period. PECO Energy's EBIT declined by $10 million compared to the prior-year period pro forma EBIT due to an increase in Competitive Transition Charge amortization, partially offset by increased delivery revenues, net of fuel costs.

ComEd's distribution system reliability, delivery performance, and customer satisfaction statistics, continued to improve, and PECO Energy was praised for improved customer service in a report recently released by the Pennsylvania Public Utility Commission.

Generation consists of Exelon's electric generation facilities and power marketing operations. Revenues increased 14% to $1,618 million compared to pro forma revenues in the second quarter of 2000. This increase reflects continued strong nuclear performance, the expansion of power marketing activities and additions to the supply portfolio, partially offset by the impact of lower wholesale prices in both the PJM and ComEd markets. Generation's second quarter EBIT of $126 million increased 66% over pro forma EBIT for the comparable prior-year period of $76 million.

Exelon Generation is well on track to achieving its longer-term operating goals:

o    1,950 of the 3,000 megawatts targeted for this year have been acquired. The
     Power  Team  energy  supply  portfolio,   currently  totaling  over  41,000
     megawatts, is projected to grow to 49,000 megawatts by 2003.

o 243 of the approximately 885 megawatts to be added through power uprate projects by 2003 have been achieved.

o The year-to-date June 30 nuclear capacity factor is 96.2% compared to the year-to-date goal of 93%. The target capacity factor for the year is 91.6% reflecting five refueling outages scheduled for the fall.

Enterprises consists of competitive retail energy sales, energy and infrastructure services, communications and related investments. Enterprises revenues were $546 million in the second quarter, an increase of 36% compared to second quarter 2000 pro forma revenues of $401 million. EBIT was a loss of $5 million in the quarter compared to a pro forma EBIT loss of $42 million in the second quarter of 2000. Enterprises EBIT reflects lower margins in the infrastructure services business, which has been impacted by the significant downturn in the telecommunications industry. The sluggish performance of the infrastructure services business was partially offset by a gain from the sale of certain communications investments.

Conference call information:
Exelon has scheduled a Second Quarter Earnings Conference Call for 3 PM EDT; (2 PM CDT) on July 24. The call in number in the US is 800/289-0518; the international call in number is 913/981-5532. No password is required. Media representatives are invited to participate on a listen only basis. The call will be audio web-cast and archived on Exelon's web site: www.exeloncorp.com. (Please choose the Investor Relations page.)

Telephone replays will be available after 4 PM on July 24 through July 30. The U.S. call-in number is 888/203-1112; the international call-in number is 719/457-0820. The confirmation code is 789042.

Except for the reported historical information, matters discussed in this release are forward-looking statements that are subject to risks and uncertainties. The factors that could cause actual results to differ materially include future events affecting the demand for, and the supply of, energy, including weather and economic conditions and the availability of generating units, and other factors discussed in Exelon's filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Exelon undertakes no obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this release.

Exelon Corporation is one of the nation's largest electric utilities with approximately five million customers and more than $15 billion in annual revenues. The company has one of the industry's largest portfolios of electricity generation capacity, with a nationwide reach and strong positions in the Midwest and Mid-Atlantic. Exelon distributes electricity to approximately five million customers in Illinois and Pennsylvania and gas to 425,000 customers in the Philadelphia area. The company also has holdings in such competitive businesses as energy, infrastructure services and energy services. Exelon is headquartered in Chicago and trades on the NYSE under the ticker EXC.


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
EXELON CORPORATION
Earnings Summary
(in millions, except per share data)

                                                                 Three Months Ended                   Six Months Ended
                                                                     June 30,                              June 30,
                                                        ----------------------------------     ----------------------------------
                                                                                 Pro Forma                              Pro Forma
                                                          2001       2000 (1)     2000 (2)       2001       2000 (1)     2000 (2)
                                                        -------      -------      -------      -------      -------      -------
Revenue
       Energy Delivery                                  $ 2,436      $   771      $ 2,271      $ 4,933      $ 1,620      $ 4,544
       Generation                                         1,618          633        1,414        3,246        1,131        2,606
       Enterprises                                          546          271          401        1,213          517          756
       Corporate/Intercompany Eliminations                 (949)        (290)        (898)      (1,918)        (530)      (1,718)
                                                        -------      -------      -------      -------      -------      -------

       Total Exelon                                     $ 3,651      $ 1,385      $ 3,188      $ 7,474      $ 2,738      $ 6,188
                                                        =======      =======      =======      =======      =======      =======

Earnings Before Interest and Taxes
       Energy Delivery                                  $   706      $   257      $   643      $ 1,387      $   594      $ 1,260
       Generation                                           126           78           76          419          117          186
       Enterprises                                           (5)         (32)         (42)         (36)         (44)         (55)
       Corporate/Intercompany Eliminations                   (6)           1            8          (12)          (1)          17
                                                        -------      -------      -------      -------      -------      -------

       Total Exelon                                         821          304          685        1,758          666        1,408

       Interest Income                                       27           11           42           49           27          105
       Interest Expense & Preferred Dividends              (306)        (121)        (282)        (606)        (230)        (561)
       Income Taxes                                        (227)         (75)        (177)        (499)        (176)        (329)

       Extraordinary Item, Net of Income Taxes               --           (3)          --           --           (3)          --

       Cumulative Effect of Change in Accounting
             Principle, Net of Income Taxes                  --           --           --           12           24           --
                                                        -------      -------      -------      -------      -------      -------

       Net Income                                       $   315      $   116      $   268      $   714      $   308      $   623
                                                        =======      =======      =======      =======      =======      =======



Average Common Shares Outstanding
       Basic:                                               321          174                       320          178
       Diluted:                                             324          175          324          323          179          323

Earnings Per Common Share - Reported
       Basic:                                           $  0.98      $  0.67                   $  2.23      $  1.73
       Diluted:                                         $  0.97      $  0.66                   $  2.21      $  1.72

       Nonrecurring Items excluded from
       Operating Earnings:
          Premiums paid to reacquire debt                    --         0.02                        --         0.02
          Cumulative effect of change in accounting
             method for nuclear outages                      --           --                        --        (0.13)
          Implementation of SFAS 133                         --           --                     (0.04)          --
          Merger Costs                                       --         0.03                        --         0.07
                                                        -------      -------                   -------      -------

Earnings Per Common Share - Operating
       Diluted:                                         $  0.97      $  0.71      $  0.83      $  2.17      $  1.68      $  1.93
                                                        =======      =======      =======      =======      =======      =======

(1) Reflects PECO Energy stand-alone earnings, restated to reflect change in accounting method for nuclear outage costs.
(2) Pro forma 2000 data reflects operations as if the merger occurred on January 1, 2000.

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
EXELON CORPORATION
Retail Electric Sales Statistics
For the Three Months Ended June 30


                                                               ComEd                                         PECO
                                             ------------------------------------------   ------------------------------------------

MWH Sales                                       2001            2000          % Change       2001            2000          % Change
---------                                    ----------      ----------      ----------   ----------     -----------      ----------
Residential                                   5,231,699       5,095,773          2.7%      2,520,984       2,538,146         (0.7%)

Small Commercial & Industrial                 7,246,759       6,914,496          4.8%      1,835,660       1,798,142          2.1%

Large Commercial & Industrial                 5,516,303       6,131,010        (10.0%)     3,903,853       4,043,136         (3.4%)

Public Authorities & Electric Railroads       2,310,170       2,050,780         12.6%        183,401         192,062         (4.5%)
                                            -----------     -----------                  -----------     -----------

Total Sales to Ultimate Customers            20,304,931      20,192,059          0.6%      8,443,898       8,571,486         (1.5%)
                                            ===========     ===========                  ===========     ===========

Heating Degree Days                                 667             733                          418             503
Cooling Degree Days / Hours                         233             194                        2,740           2,835




Revenue (in thousands)                          2001            2000          % Change       2001            2000          % Change
----------------------                       ----------      ----------      ----------   ----------     -----------      ----------


Residential                                 $   501,657     $   494,861          1.4%    $   288,875     $   293,738          (1.7%)

Small Commercial & Industrial                   532,533         526,510          1.1%        184,674         145,758          26.7%

Large Commercial & Industrial                   250,751         277,978         (9.8%)       242,770         172,934          40.4%

Public Authorities & Electric Railroads         129,827         122,827          5.7%         17,436          11,465          52.1%
                                            -----------     -----------                  -----------     -----------

Total Sales to Ultimate Customers           $ 1,414,768     $ 1,422,176         (0.5%)   $   733,755     $   623,895          17.6%
                                            ===========     ===========                  ===========     ===========




Cents / kWh                                     2001            2000          % Change       2001            2000          % Change
-----------                                  ----------      ----------      ----------   ----------     -----------      ----------


Residential                                 $     0.096     $     0.097         (1.0%)   $     0.115     $     0.116          (0.9%)

Small Commercial & Industrial               $     0.073     $     0.076         (3.9%)   $     0.101     $     0.081          24.7%

Large Commercial & Industrial               $     0.045     $     0.045          0.0%    $     0.062     $     0.043          44.2%

Public Authorities & Electric Railroad      $     0.056     $     0.060         (6.7%)   $     0.095     $     0.060          58.3%

Total Sales to Ultimate Customers           $     0.070     $     0.070          0.0%    $     0.087     $     0.073          19.2%

                              CORPORATE STRUCTURE

NYSE: EXC



                               CORPORATE STRUCTURE

[This slide shows an organization chart consisting of boxes connected with lines arranged into 3 tiers. In the top tier is the box labeled "Exelon Corporation". Below Exelon Corporation in the second tier are two boxes connected to it by lines; the left box labeled "Exelon Energy Delivery", the right box labeled "Exelon Ventures". Below Exelon Energy Delivery, in the third tier, are two boxes connected to it; the left box labeled "ComEd", and the right box labeled "PECO Energy". Below Exelon Ventures, in the third tier, are two boxes connected to it; the left box labeled "Exelon Generation", and the right box labeled "Exelon Enterprises".

Below the two boxes labeled ComEd and PECO Energy and centered between them are the words "Electric and Gas Distribution". Below that there is a bracket which extends underneath ComEd and PECO Energy with the word "Regulated".

Directly below the box labeled Exelon Generation are the words "Generation and Power Marketing". Directly below the box labeled Exelon Enterprises are the words: "Infrastructure Services, Communications, Retail Energy Sales, Energy Services." There is another bracket which extends underneath Exelon Generation and Exelon Enterprises with the word "Unregulated".

[The following debt ratings are shown under their appropriate boxes:]

         Exelon Corporation                 Baa2/BBB+
         ComEd                              A3 / A-
         PECO Energy                        A2 / A
         Exelon Generation                  Baa1/A-

Note: ComEd and PECO Energy ratings are for senior secured debt.

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
                         GENERATION COMPANY BACKGROUND

NYSE: EXC



                 Profile of Current Generation Supply Portfolio

[This slide shows a pie chart indicating the percent breakdown of generation capacity by fuel type:]

37 GWs of Capacity*

Hydro                                  1%
Fossil                                14%
Contracts(Fossil)                     40%
Nuclear                               45%

[Below the pie chart is a box containing the words:]
LOW COST WITH INCREASING DIVERSITY

Note: Hydro includes pumped storage generation.

* Excludes 49.9% ownership in Sithe.


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NYSE: EXC



                           Generation Supply Footprint
                                  2001 - 2003*

[This slide depicts a map of North America which identifies each of the North American Electric Reliability Council regions and indicating the amount of Exelon generation in each region:]

WSCC                 252 MW
MAPP                   0 MW
ERCOT                830 MW plus
                     510 MW under development
SPP                  800 MW under development
MAIN              24,187 MW plus
                     340 MW of CT under development
FRCC                   0 MW
SERC                 901 MW
ECAR                 500 MW
MACC              10,394 MW plus
                      50 under development
NPCC               3,412 MW plus
                   6,140 MW under development (includes NPCCC)

[The slide also contains two boxes with additional information:]

[First box - upper left-hand corner:]
40,592 MW in operation
 7,955 MW in development*
48,547 MW TOTAL

[Second box - lower left-hand corner:]
115 MW plus 115 MW under development in Mexico

[The following footnote appears in the lower left-hand corner:] * Assumes completion of Sithe NA Acquisition.

[The following footnote appears in the lower right-hand corner:]
* Development refers to projects that are in planning or construction. Data as of 5/18/01


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

NYSE: EXC



                             Generation Supply MW's

Owned Generation         Operating      Development           Total Generation
                                                                  Portfolio
Exelon/
Amergen Nuclear              16,612
Exelon Power
(Hydro & Fossil)              5,210                500
Sithe Energies                3,806
Sithe Energies                                   6,255
Total Owned Generation       25,629              6,755

Contracts                    14,963               1200
--------------------------------------------------------------------------------
Total                        40,592              7,955               48,547


Generation By            Operating      Development           Total Generation
NERC Regions                                                       Portfolio
MAIN                         24,187                340
ECAR                            500                  -
SERC                            901                  -
SPP                               -                800
ERCOT                           830                510
MAAC                         10,394                 50
NPCC                          3,412              4,540
NPCCC                             -              1,600
WSCC                            252                  -
Other (Mexico)                  115                115
--------------------------------------------------------------------------------
Total                        40,592              7,955               48,547




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
                                                                          Exelon

EXELON Nuclear Fleet
------------------------------------------------------------------------------------------------------------------------------------
                            Braidwood                   Byron                       Dresden                    LaSalle
------------------------------------------------------------------------------------------------------------------------------------
Current Owner(s)      Exelon                     Exelon                     Exelon                       Exelon
------------------------------------------------------------------------------------------------------------------------------------
Ownership Interest    100%                       100%                       100%                         100%
------------------------------------------------------------------------------------------------------------------------------------
Plant Size            2,308 MW  (PWR)            2,300 MW (PWR)             1,586 MW (BWR)               2,280 MW (BWR)
------------------------------------------------------------------------------------------------------------------------------------
MW Owned              2,308 MW                   2,300 MW                   1,586 MW                     2,280 MW
------------------------------------------------------------------------------------------------------------------------------------
Site Type             Dual unit                  Dual unit                  Dual unit                    Dual unit
------------------------------------------------------------------------------------------------------------------------------------
Power Pool            MAIN                       MAIN                       MAIN                         MAIN
------------------------------------------------------------------------------------------------------------------------------------
Plant Start Date      1988                       Unit 1-1985  Unit 2-1987   Unit 2-1970  Unit 3-1971     Unit 1-1984  Unit 2-1984
License Expiration    Unit 1-2026 Unit 2-2027    Unit 1-2024  Unit 2-2026   Unit 2-2009  Unit 3-2011     Unit 1-2022  Unit 2-2023
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
                            Quad Cities                 Limerick                    Peach Bottom               Salem
------------------------------------------------------------------------------------------------------------------------------------
Current Owner(s)      Exelon / MidAmerican       Exelon                     Exelon / PSE&G               Exelon / PSE&G
                      Energy Holdings
------------------------------------------------------------------------------------------------------------------------------------
Ownership Interest    75%                        100%                       50%  (3.75% still pending)   42.6%  Non-Operator
------------------------------------------------------------------------------------------------------------------------------------
Plant Size            1,562 MW (BWR)             2,284 MW (BWR)             2,185 MW (BWR)               2,212 MW (PWR)
------------------------------------------------------------------------------------------------------------------------------------
MW Owned              1,172 MW                   2,284 MW                   1,093 MW                     942 MW
------------------------------------------------------------------------------------------------------------------------------------
Site Type             Dual unit                  Dual unit                  Dual unit                    Dual Unit
------------------------------------------------------------------------------------------------------------------------------------
Power Pool            MAIN                       PJM                        PJM                          PJM
------------------------------------------------------------------------------------------------------------------------------------
Plant Start Date      1973                       Unit 1 -1986 Unit 2 -1990  1974                        Unit 1 -1977  Unit 2 -1981
License Expiration    2012                       Unit 1 -2024 Unit 2 -2029  Unit 2 -2013 Unit 3 -2014   Unit 1 -2016  Unit 2 -2020
------------------------------------------------------------------------------------------------------------------------------------

AmerGen Acquisitions
------------------------------------------------------------------------------------------------------
                            TMI Unit 1                  Clinton                     Oyster Creek
------------------------------------------------------------------------------------------------------
Seller                GPU                        Illinova                   GPU
------------------------------------------------------------------------------------------------------
Plant Size            786 MW (PWR)               930 MW BWR                 619 MW (BWR)
------------------------------------------------------------------------------------------------------
Power Pool            PJM                        MAIN                       PJM - East
------------------------------------------------------------------------------------------------------
Ownership Interest    100% AmerGen               100% AmerGen               100% AmerGen
------------------------------------------------------------------------------------------------------
Plant Start date      1974                       1987                       1969
License expiration    April 2014                 September 2026             April 2009
------------------------------------------------------------------------------------------------------

EXELON Fossil Fleet

------------------------------------------------------------------------------------------------------------------------------------
                           Conowingo                 Muddy Run                 Cromby                         Eddystone
------------------------------------------------------------------------------------------------------------------------------------
Ownership Interest     100%                       100%                 100%                             100%
------------------------------------------------------------------------------------------------------------------------------------
Number of Units        11                         8                    2                                4
------------------------------------------------------------------------------------------------------------------------------------
Net Capacity (MW)      512                        977                  345                              1,341
------------------------------------------------------------------------------------------------------------------------------------
Fuel Type              Hydroelectric              Pumped Storage       Unit 1: scrubbed coal            Units 1&2: scrubbed coal
                                                                       Unit 2: natural gas OR #6 oil    Units 3&4: nat gas OR #6 oil
------------------------------------------------------------------------------------------------------------------------------------
Power Pool             PJM                        PJM                  PJM                              PJM
------------------------------------------------------------------------------------------------------------------------------------
Dispatch Order         Baseload (Run of River)    Peaking              Intermediate                     Intermediate
------------------------------------------------------------------------------------------------------------------------------------
Plant Location         Maryland                   Pennsylvania         Pennsylvania                     Pennsylvania
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                           Fairless Hills            Schuykill                 Delaware                       Distributed Gen
------------------------------------------------------------------------------------------------------------------------------------
Ownership Interest     100%                       100%                 100%                             100%
------------------------------------------------------------------------------------------------------------------------------------
Number of Units        2                          1                    2                                42
------------------------------------------------------------------------------------------------------------------------------------
Net Capacity (MW)      60                         166                  250                              1,049
------------------------------------------------------------------------------------------------------------------------------------
Fuel Type              Landfill gas               #6 oil               #6 oil                           Oil, natural gas, diesel
------------------------------------------------------------------------------------------------------------------------------------
Power Pool             PJM                        PJM                  PJM                              PJM
------------------------------------------------------------------------------------------------------------------------------------
Dispatch Order         Peaking                    Peaking              Peaking                          Intermediate, Peaking
------------------------------------------------------------------------------------------------------------------------------------
Plant Location         Pennsylvania               Pennsylvania         Pennsylvania                     Pennsylvania
------------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------
                           Conemaugh                 Keystone
----------------------------------------------------------------------------
Ownership Interest     20.72%                     20.99%
----------------------------------------------------------------------------
Number of Units        2                          2
----------------------------------------------------------------------------
Net Capacity (MW)      352                        357
----------------------------------------------------------------------------
Fuel Type              Mine-mouth Coal-fired      Mine-mouth Coal-fired
----------------------------------------------------------------------------
Power Pool             PJM                        PJM
----------------------------------------------------------------------------
Dispatch Order         Baseload                   Baseload
----------------------------------------------------------------------------
Plant Location         Western Pennsylvania       Western Pennsylvania
----------------------------------------------------------------------------

                            SITHE ASSETS BACKGROUND

                                                                          Exelon

Sithe Assets by Region

                                                            Net MW in
                        Net MW in        Net MW under        Advanced
                        Operating        construction     Development
----------------------------------------------------------------------
 NEPOOL                     2,051               2,421             540
 NYPP                         243                   -           1,392
 Ontario                      157                   -           1,670
 Mexico                         -                 114             114
 Q.F.'s                     1,331                   -               -
----------------------------------------------------------------------

 TOTAL                      3,782               2,535           3,716

                                                                          Exelon

Sithe Assets

-----------------------------------------------------------------------------------------------------------------------
    Region           Plant Name      Net Capacity       Fuel Type         Dispatch Order             Location
-----------------------------------------------------------------------------------------------------------------------
 NEPool             Mystic 1               12              Oil               Peaking               Everett, MA
 Operating:         Mystic 4              135              Oil             Intermediate            Everett, MA
                    Mystic 5              130              Oil             Intermediate            Everett, MA
                    Mystic 6              138              Oil             Intermediate            Everett, MA
                    Mystic 7              592              Oil             Intermediate            Everett, MA
                    New Boston 1          380              Gas             Intermediate            South Boston, MA
                    New Boston 2          380              Gas             Intermediate            South Boston, MA
                    New Boston 3           20              Oil               Peaking               South Boston, MA
                    Wyman 4                36              Oil             Intermediate            Yarmouth, Maine
                    West Medway 1          55            Gas/Oil             Peaking               West Medway, MA
                    West Medway 2          55            Gas/Oil             Peaking               West Medway, MA
                    West Medway 3          55            Gas/Oil             Peaking               West Medway, MA
                    Framingham 1           13              Oil               Peaking               Framingham, MA
                    Framingham 2           11              Oil               Peaking               Framingham, MA
                    Framingham 3           13              Oil               Peaking               Framingham, MA
                    Fore River 1           13              Oil               Peaking               Weymouth, MA
                    Fore River 2           13              Oil               Peaking               Weymouth, MA
                    Sub Total           2,051

 Development:
                    Mystic 8              807              Gas               Baseload              Everett, MA
                    Mystic 9              807              Gas               Baseload              Everett, MA
                    Fore River 3          807              Gas               Baseload              Weymouth, MA
                    SubTotal            2,421

                    Total NEPool        4,472

                                                                               1
--------------------------------------------------------------------------------

                                                                          Exelon

-------------------------------------------------------------------------------------------------------------------------
     Region      Plant Name      Net Capacity       Fuel Type     Dispatch Order         Location
-------------------------------------------------------------------------------------------------------------------------
 NYPP
 Operating:     Massena                   66            Gas         Intermediate         Massena, NY
                Ogdensburg                71            Gas         Intermediate         Ogdensburg, NY
                Batavia                   50            Gas         Intermediate         Batavia, NY
                Sterling                  56            Gas         Intermediate         Sherrill, NY
                Total NYPP               243
 QFs
                Independence           1,024            Gas           Baseload           Oswego, NY
                Cardinal                 157            Gas           Baseload           Cardinal, Ontario, Canada
                Kenilworth                26            Gas           Baseload           Kenilworth, NJ
                Allegheny 5               10           Hydro        Intermediate         Allegheny River, PA
                Allegheny 6                9           Hydro        Intermediate         Allegheny River, PA
                Allegheny 8               14           Hydro        Intermediate         Allegheny River, PA
                Allegheny 9               18           Hydro        Intermediate         Allegheny River, PA
                Greeley                   48            Gas           Baseload           Greeley, Colorado
                Oxnard                    48            Gas           Baseload           Oxnard, California
                Naval New                 45            Oil           Baseload           San Diego, CA
                North Island              37            Oil           Baseload           San Diego, CA

                NTC MCRD                  23            Oil           Baseload           San Diego, CA
                Bypass                    10           Hydro          Baseload           Jerome County, Idaho
                Hazelton                   9           Hydro          Baseload           Jerome County, Idaho
                Elk Creek                  2           Hydro          Baseload           Boise, Idaho
                Rock Creek                 4           Hydro          Baseload           El Dorado County, California
                Mont Creek                 3           Hydro          Baseload           Shasta County, California
                Ivy River                  1           Hydro          Baseload           Madison County, North Carolina
                Total QFs              1,488

 International
                Cemex-Sithe              114         Pet Coke           PPA              Tamuin, Mexico
                International            114

                Total                  6,317
-------------------------------------------------------------------------------------------------------------------------

                                                                          Exelon

     Projects in Advanced
     Development

      Project              Capacity        Likelihood of Occurrence
      -------              --------        ------------------------

       West Medway           540 MW        Peakers in final permitting and
                                           highly probable of occurrence

       TEG II, Mexico        230 MW        Project with CEMEX of high
                                           probability

       Torne Valley, NY      800 MW        Faces permitting difficulties in NY
                                           and local opposition

       Heritage, NY          800 MW        Requires GE's development of "H"
                                           technology

       Ontario (2 sites)   1,600 MW        Sites under option. Depends on
                                           successful implementation of
                                           de-regulation in Ontario

NYSE: EXC



                          Exelon: Top 10 Power Marketer

                             Top 20 Power Marketers
                                      (TWh)
Company                1Q 2001         Rank          YE 2000          Rank

Enron                  203.7           1             590.2            1
AEP                    132.4           2             401.3            2
Reliant                76.8            3             205.5            5
Williams               68.1            4             138.4            10
PG&E                   62.9            5             282.6            3
Cinergy                60.7            6             166.4            8
Aquila                 52.8            7             186.7            7
Mirant                 52.6            8             202.6            6
Duke                   49.9            9             276.2            4
Exelon                 48.3            10            85.3             16
El Paso                35.9            11            115.3            13
Edison Mission         35.2            12            136.9            12
Constellation          29.8            13            162.3            9
PP&L                   28.7            14            60.4             21
First Energy           26.8            15            12.5             48
Dynegy                 26.1            16            137.7            11
PSEG                   25.2            17            100.7            15
CSM                    23.9            18            37.8             27
Merrill Lynch          23.6            19            53.6             23
Allegheny              22.3            20            61.9             20


Source: Power Markets Week- June 4, 2001


[LOGO FOR EXELON]

                           ENERGY DELIVERY BACKGROUND

NYSE: EXC


                        Successful Utility Restructuring

[This slide is divided into two columns; the left column has the heading ComEd, the right column: PECO Energy.]

ComEd
------
         -Transition through 2006
          which can be extended through 2008

         -Full customer choice by 5/1/02
               -Customer load retention of 95%

         -Sold fossil assets for $5 billion;
          transferred nuclear assets to Generation

         -Securitized $3.4 billion of $6.3 billion of allowed stranded cost recovery

         -ROE "Cap": 30-Year Treasury yield
          average plus 8.5% for 2000-2004

PECO Energy
-----------
         -Transition through 2010

         -Full customer choice since 1/2/00
               -Customer load retention of 70%

         -Transferred nuclear and fossil assets to Generation

         -Securitized $5.0 billion of $5.3 billion of allowed stranded cost recovery

         -Capped transmission and distribution rates through 2006



[LOGO FOR EXELON]

NYSE: EXC


                           No Supply Risk at Utilities

[The following sentence is emphasized with italics:]
Favorable Regulatory Settlements to Cover the Transition Period.

[This slide is divided into three columns, the first two columns appear under the heading ComEd; the third under the heading PECO Energy

ComEd
Term                                      Term
----                                      ----
Through 12/31/04                          1/1/05 - 12/31/06

Requirements                              Requirements
------------                              ------------
Full requirements                         Power produced at
contract with                             ComEd's former
Generation                                nuclear plants

Pricing                                   Pricing
-------                                   -------
Fixed price at                            To be determined
approximately                             based on market
ComEd's legacy                            conditions
cost of generation

PECO Energy
Term
----
Through 12/31/10

Requirements
------------
Full requirements
contract with
Generation

Pricing
-------
At the "shopping
credit" as specified
in 1998 Settlement
Agreement


[LOGO FOR EXELON]

NYSE: EXC


                       Why Pennsylvania and Illinois Work

[This slide is divided into two columns; the left column has the heading "Competitive Markets", the right column: "PECO/ComEd".]

Competitive Markets
-Queue of new power projects to
 meet demand
         -Approximately 6 GW in PJM and 7
          GW in MAIN through 2003

-Coal and nuclear dominant fuels -
 prices stable

-Ample transmission access for imports

ComEd/PECO
-Transferred 30 GW of capacity to
 affiliate Exelon Generation

-Purchase power through long-term
 contracts with Generation

-Contracts are priced at attractive
 levels





[LOGO FOR EXELON]

[LETTERHEAD FOR EXELON]



Pamela B. Strobel
President

Exelon Energy Delivery Company
10 South Deaborn, 37 East
Post Office Box 805398
Chicago, Illinois  60680-5398


April 2, 2001


Richard L. Mathias, Chairman
Illinois Commerce Commission
160 North LaSalle Street
Chicago, Illinois  60601

Dear Chairman Mathias:

         You and your fellow Commissioners have talked with John Rowe, Frank Clark and me about the legitimate concern, you, and the general public, share with respect to the continued successful implementation of electric service restructuring in Illinois. That concern has been heightened for all of us by recent events in California. The two most important elements of electric service -- cost and reliability -- are highlighted by the sharp price increases and inadequate supply facing Californians as summer approaches. The California experience is the result of a combination of many factors, including a supply/demand imbalance that developed over time, and has been exacerbated by a poorly designed market structure. We at Exelon believe it is important both to reassure our customers that Illinois is not at risk for a repeat of the California experience, and to take the steps necessary to protect that promise beyond the term of Commonwealth Edison's existing contractual rights to reliable generating capacity. To do that we are developing a detailed plan that will, by further stimulating the development of a functional wholesale and retail market, encourage and ensure adequate capacity and acceptable price levels in Illinois for the long term. The outline of our plan is presented in this letter, by which we hope to solicit your considered suggestions as we proceed to implementation. Attached to this letter (as Attachment A) is a simplified summary of the plan as we now envision it.

         We have the same objective: to assure the public of a reliable supply of electricity at a reasonable price, now and in the future. We also recognize that smaller consumers wish to be protected from the supply and price fluctuations inherent in commodity markets. It is also important to build a functional, competitive market in which supply options are available to all, with a default system that will have the ability to supply those customers who are unable or unwilling to exercise those options. Our proposal, therefore, addresses the need to develop a competitive market, with the participation of a sufficient number of willing buyers and sellers to assure both adequate capacity and competitive prices. Such a market, we believe, will also provide a measure of stability that will benefit all consumers.

Chairman Richard L. Mathias
April 2, 2001
Page 2

         Meeting this objective within the context of the current legislation in a way that would be both certain and advantageous to Exelon would be fairly simple: Exelon could commit to provide supply to meet any level of demand at the then prevailing spot market price, plus adequate compensation for taking the risks of providing reliable, potentially universal service. The resulting price, although "reasonable" in the context of the market, might not, however, be desirable for all customers and would not necessarily encourage forward contracting for new generation. Small customers, for example, would probably find such pricing not adequately stable or predictable, and the lack of forward contracting would not provide sufficient incentives to attract adequate investment in new capacity. Thus we believe the simplicity of such a "spot plus" model should be somewhat compromised, both to provide greater price certainty for small users, and to provide incentives for a more vigorous market, which should result, ultimately, in more secure supply.

         With this in mind we propose to distinguish between larger users -- defined as those with loads in excess of 400 kW of demand -- and mass market consumers, with peak loads below that level (which, incidentally, comprise well over 99% of all of our retail customers). The 400 kW level is an appropriate break point for Commonwealth Edison's customers because those with larger loads represent the majority of "switching" activity in our service territory. Approximately 12,000 of Edison's non-residential customers (representing over 4,800 MW of load) have so far exercised their choice for unbundled service as of March 27, 2001. Customers with demands greater than 400 kW represent approximately 3,900 MW, or 82%, of the load that has switched. In addition, of the 6,400 customers with loads over 400 kW, roughly 33% have already selected unbundled service. Finally, customers over 400 kW are already required by Commonwealth Edison's delivery service tariff to have interval metering in place. This metering permits customer-specific billing settlements to reflect actual hourly consumption and can provide large customers with hourly price signals.

         The larger users already have both the ability and the sophistication to participate directly in the bulk power markets, to respond to market price signals, and to make their own decisions about the length of their supply arrangements. The present structure, however, places the regulated utility in the position of providing these customers with several attractive electric service options, specifically the power purchase option ("PPO") and fixed price bundled service offerings. The availability of these options for large customers tends to limit their incentive to turn to alternative suppliers and thus limits the number of new entrants on the supply side, restraining the robust development of the competitive market. Thus, we believe it would be best to pursue a course that would result in the complete elimination of both PPO and bundled service for large customers by the end of the mandatory transition period. We believe that by the end of 2004, when the statutory rate freeze and the mandatory transition period, as well as Commonwealth Edison's current contractual rights to substantial capacity from our former fossil plants, come to an end, these large customers should play an important role as participants in the market. By mitigating our obligation to supply them, our own flexibility, as well as the market's robustness, will be enhanced. Assuming our efforts are successful, and a viable competitive market is in place at the end of the mandatory transition period in 2004, we would offer to supply large users at day-ahead or other spot market prices, with some adder to reflect our administrative costs. While we will make every effort to

Chairman Richard L. Mathias
April 2, 2001
Page 3


develop such a competitive market, we will, of course, also depend on the support and participation of other market participants and the Commission.

         While simply notifying large customers today that the existing PPO and fixed price offerings will be phased out over time should encourage immediate increased participation in the competitive market, additional steps should also be taken during the mandatory transition period to help achieve that goal. We may propose a tariff to be effective mid-year 2002, when we expect that the majority of our largest customers (those with loads exceeding 3 MW) will not be paying any CTC, that disqualifies such customers from eligibility for the existing PPO option. If necessary, other incentives for market participation might also be implemented during the mandatory transition period. It should be clear, however, that in the face of a functioning market with adequate supply and suppliers, it would not be reasonable to hold us to a PPO obligation at a fixed price where the magnitude of an unpredictable PPO load could exceed our own available resources. As long as large users have the present choice, essentially between the lower of cost or market, many will resist direct participation in the market, to the detriment of all. A strong market cannot flourish as long as large users can have it both ways.

         With respect to smaller consumers, an appropriate policy should recognize their need for an alternative to direct participation in the market. We believe that one answer is for us to assume a more clearly defined role in assuring a reliable supply, at relatively stable prices. Such prices should reflect the realities of the market, but mitigate much of the volatility and risk for the small customers. While there is greater certainty associated with providing supply for some residential customers who are relatively small and disinterested in pursuing competitive alternatives undertaking this commitment with respect to our provider of last resort responsibility for the period beyond 2004 nevertheless entails significant risk. That risk increases as it is accompanied by our commitment not merely to certainty of supply, but to certainty of price as well, over time periods that exceed our -- or anyone's -- ability to forecast with confidence. Our plan recognizes the need to meet the public interest with respect to both of these variables -- supply certainty and price stability -- thus protecting against the possibility that the sins of California will be visited on the people of Illinois. It also will provide us with appropriate compensation for the risk we will be assuming.

         In part because of the mix in Exelon's existing generation portfolio, and in part because of our expectation that, through the use of long-term forward contracting, we can hedge and manage price risk, we are willing to undertake a commitment to supply users with peak demands below 400 kW with the power and energy they need, at a fixed, known price for the period 2005 through 2008. The price could be designed either to remain constant over the period or to escalate modestly on an annual basis over that period, in which case it would start at a lower level and end at a higher level than the constant price. The fixed price level to which we are willing to commit at this time reflects implicitly several factors, including the market, the risks we are assuming, and the value customers will receive in terms of reliability, price stability, and simplicity. However, to the extent that our undertaking is asymmetric -- that is, obligates us to provide capacity but permits customers to

Chairman Richard L. Mathias
April 2, 2001
Page 4


switch back and forth from generation we supply to that supplied by others -- we would not expect our obligation to be perpetual.

         Under this proposal, all customers, subject to appropriate anti-gaming rules that limit their ability to change suppliers to capture temporary market conditions, would have the ability to purchase from alternative suppliers. Thus, if actual market prices turn out to be lower than the fixed-price offer, the customers could obtain the benefit of the lower prices by purchasing from an alternative supplier. By choosing not to turn to alternative suppliers, such customers would be making another choice, the choice to have someone else -- us -- identify and provide a reliable supply, and do so at a price that will allow them to budget and be free from price shocks reflecting the actual and extreme volatility of the spot electric markets.

         Our proposal, in addition to the benefits it provides directly for large and small users alike, will provide the additional benefit of stimulating the market in several ways. First, although continuing to provide large customers with an alternative to direct access, the proposal provides incentives for such customers to contract directly with competitive suppliers in the market on their own behalf. They are, after all, the customer class who pursued most vigorously the legislative creation of open access to the market. Their presence in the market as buyers will serve to stimulate the participation of sellers, and the market itself, and therefore should be encouraged. Second, by pricing our offering to small users to reflect both the market value of the service and appropriate recognition of the value of the reliability, certainty and simplicity we will provide, we will create an incentive for other sellers to compete for those loads, stimulating market development through the opportunity to undercut our price. Thus, we believe our proposal should also be welcomed by marketers/suppliers, as providing an established price comparison basis from which they can compete for price-sensitive mass market customers. Finally, establishing a long-term fixed price today for a subset of customers will allow Exelon to sign forward contracts with new and existing generators in order to hedge this price obligation or engage in other risk management activities. Such forward contracts could encourage additional new entry, thereby increasing overall system reliability and ensuring reasonable price levels in the future.

         Small users themselves are at this time uncertain about the value of shopping in the market, and the frequency with which they might switch suppliers if they do shop. This makes it difficult to forecast the magnitude and shape of the loads they represent, and, obviously, increases the risk of undertaking a commitment to serve whatever that load may be, at pre-established prices. This, however, seems to be exactly what the California experience has taught the rest of us that the public demands: both a functional market, and a safe harbor. Our proposal is intended to facilitate the development of the former, and assure the existence of the latter.

         Our proposal requires several things at this stage. First, we welcome your insights into refinements you believe might improve the ability of our model to stimulate fully competitive markets. We need to consider together the regulatory or other changes that might be necessary to accommodate our structure. We must do further work to refine the actual prices at which we are prepared to offer this service. Finally, we also need to consider the most efficient process for

Chairman Richard L. Mathias
April 2, 2001
Page 5


implementation. There are several reasons for this, but two are of immediate concern. The first is the urgent need to reassure a concerned public, troubled by the California experience, that provision has been made for their power supply, at reasonable prices, for the foreseeable future. The second is the need to move quickly to arrange for that supply, and its appropriate pricing. Under the present arrangement, price uncertainty associated with provider of last resort and default service obligations does not arise until 2005. However, as Commissioner Kretschmer has recently observed, long-term price hedging can be of great value, and negotiations for the necessary contracts and financial hedges to eliminate price uncertainty through 2008 should therefore begin almost immediately, with the hope that the sooner we start, the sooner such a service can be confidently offered at a known price.

         I look forward to reporting to you further refinements in our proposal, to meeting with you, if you wish, to discuss it, and to implementing a plan to bring the best of both the competitive market and the regulated delivery business to the people of Illinois.

Very truly yours,





Pamela B. Strobel
President
Exelon Energy Delivery

cc:    Hon. Ruth K. Kretschmer
       Hon. Terry S. Harvill
       Hon. Edward C. Hurley
       Hon. Mary Frances Squires

                                                                    Attachment A

                               EXELON CORPORATION
               MARKET DEVELOPMENT AND CONSUMER PROTECTION PROPOSAL

Objective
---------

o Address need to further stimulate fully functioning wholesale and retail markets

o    Provide reliability and price stability beyond transition period

Solution
--------

o Distinguish between large users (400 kW and above), and largely residential and small commercial mass-market consumers (loads below 400 kW)

o    Large users (over 40% of kWh sales):

     o    Phase out existing PPO and bundled service after 2004

     o Beginning in 2005 offer only pass-through pricing on day-ahead or real-time spot basis (plus adder)

     o Restrict existing PPO offering through 2004 to large users with continuing CTC obligations

o    Mass market (99% of customers):

     o    Avoid California-style rate shock

     o    Provide specific fixed price service between 2005-2008

     o Identify option of modest scheduled annual price escalation from 2005 through 2008

     o    Assure availability of reliable supply at established prices

Benefits
--------

o    Encourages large user participation in market

o Encourages competitive supplier participation to meet large user requirements

o    Stimulates robust markets

o    Provides price insurance for small consumers

o    Provides proper price signals to stimulate investment in new generation

                             ENTERPRISES BACKGROUND

                                                               [LOGO FOR EXELON]

INFRASTRUCTURE SERVICES
-----------------------

Exelon  Infrastructure  Services' (EIS) goal is to provide  integrated  services nationwide to network infrastructure owners in the electric, gas and telecommunications industries. Services include design, construction, operation, maintenance, and management of utility distribution and transmission systems. EIS has grown through acquisition to become one of the largest utility infrastructure service companies in the U.S.


EXELON SERVICES
---------------

Services is a nationwide provider of energy-related services to commercial and industrial customers. The services are designed to reduce the risk, uncertainty, and distraction that exist in the operating environment (i.e., equipment, systems, and energy) surrounding customers' core business processes. Services has become a regional leader in the mechanical services and energy marketplace, with 8 locations in the Midwest.


SOLUTIONS
---------

Exelon Solutions is a facility solutions business organized around three vertical customer segments. This business offers solutions to customer's business problems through turn-key energy and operational projects. These solutions are mainly procured through performance contracting in the Education, Government and Healthcare segments. As a single-source provider, there are a variety of elements included in a project, encompassing customer's demand-side and supply-side requirements, which result in total facility solutions.


ENERGY
------

Exelon Energy is an energy retailer, selling electricity and natural gas to industrial, commercial, and residential customers. The organization has an established customer base in Pennsylvania, New Jersey, Massachusetts, Illinois, Ohio and Michigan.

THERMAL TECHNOLOGIES
--------------------

Exelon Thermal Technologies owns and operates energy facilities throughout North America. These plants produce and deliver chilled and heated water used for air conditioning and heating in large commercial and industrial facilities. Customers, under long-term contracts, receive energy from centralized facilities instead of self-producing their cooling and heating. ETT is one of North America's top thermal energy companies.


CAPITAL PARTNERS
----------------

Exelon  Capital  Partners  (ECP) is the corporate  venture  capital  division of
Exelon Enterprises. ECP's business charter is to identify new growth opportunities, technologies and business models, and establish a network of new business relationships through active investments in emerging companies. Exelon Capital Partners will provide venture capital financial returns on its equity investments.


EXELON COMMUNICATIONS
---------------------

Exelon Communications is engaged in two operating telecommunications businesses. Exelon Communications entered the telecommunication space to take advantage of its core competency of infrastructure management and to leverage its assets such as rights of way, transmission towers, fiber optic networks, and a skilled work force. Communications is working with experienced telecommunications partners to operate a wireless phone network and local fiber optics communications services in the Greater Philadelphia region.

Current Telecommunications Businesses
>> AT&T Wireless Digital PCS - a joint venture with AT&T Wireless Services >> PECO Adelphia Communications, - a partnership with Adelphia Business Solutions


AT&T WIRELESS SERVICES JOINT VENTURE

>>       Organization
         -   Name of Entity:  AT&T Wireless PCS of Philadelphia, LLC
         -   Ownership:
             o  Exelon - 49%
             o  AT&T Wireless Services (AWS) - 51%

>> AWS is a publicly traded wireless communications company with more than 16 million customers in the US.

>>       Communications Services
         - The partnership provides wireless voice Personal Communications Services (PCS) to both business customers and consumers in the greater Philadelphia Region.
         -   The service is branded and sold as AT&T Digital PCS.
         - Distribution channels include AT&T Wireless stores, national retail, dealers/ agents, e-commerce, and business-to-business sales.
         -   Commercial operation began in October 1997.

>>       Service Territory
         - The partnership is licensed to provide Wireless Personal Communications Services in the Philadelphia Major Trading Area
             (MTA)
         -   Population of MTA is 9 million
         - The MTA includes Philadelphia, Harrisburg, Lancaster, Reading, State College, Wilmington DE, Dover DE, Trenton NJ, Atlantic City NJ and other surrounding areas

>>       PCS Network Buildout & Area of Business Focus
         -   Philadelphia
         -   Portions of Bucks, Chester, Delaware, and Montgomery Counties,
         -   Wilmington, DE,
         -   Salem Co. NJ, Gloucester Co. NJ, Burlington Co. NJ & Mercer Co. NJ
         -   Areas above represent a population of approximately 6 million

>>       AT&T Wireless Services' Role
         -   Majority Member - 51% ownership of LLC
         - AT&T Wireless Services provides day-to-day management of the LLC as well as services provisioning, billing and network monitoring

>>       Exelon Communications' Role
         -   Minority Member - 49 % ownership of LLC
         - Project Manager for site acquisition, construction and maintenance of PCS cell sites
         - Landlord - lease transmission towers and other facilities for attachment of PCS antennas and equipment
         - PECO is receiving approximately $3.2 million per year in lease revenue.

PECO ADELPHIA  COMMUNICATIONS  Partnership

>>       Organization
         - 50/50 General Partnership between Exelon and Adelphia Business Solutions of Coudersport, PA
         -   Adelphia Business Solutions is a Competitive Local Exchange Carrier
             (CLEC) and is majority owned by Adelphia Communications Corporation

>>       Communications Services
         -   PECO Adelphia provides local and long distance communications services as well as data networking services to businesses
         -   PECO Adelphia's services are provided through a 100% fiber optic network
         - The Partnership is currently connected to 34 Bell Atlantic offices and has negotiated an Interconnection Agreement with Bell Atlantic
         - The Partnership is connected to all of the major long distance carriers within the Philadelphia area

>>       Market Focus
         - PECO Adelphia provides communications services primarily to large and medium businesses
         -   Services are provided to small businesses in multi-tenant buildings
         - PECO Adelphia has also been successful in serving Internet Service Providers as well as education and health care providers

>>       Service Territory
         - Communications services are provided throughout the PECO Energy service territory as well as Allentown, Bethlehem, Easton and Reading.
         - PECO Adelphia also resells a small number of lines in southern New Jersey.

>>       Fiber Network
         - PECO Adelphia's network extends over 975 route miles and approx. 36,000 fiber miles
         -   Fiber network installation is performed by Exelon Communications
         - All of PECO Adelphia's fiber network that is within the PECO Energy service territory (about 640 miles) is owned by PECO Energy and is leased to the Partnership

>>       Adelphia's Role
         - Adelphia is a leading supplier of communications services in 50 markets throughout the United States
         - Adelphia provides day-to-day management of the partnership as well as services provisioning, billing, and network monitoring

>>       Exelon's Role
         -   Exelon designs, installs and maintains the fiber network.
         -   Exelon is also leading the local PECO Adelphia marketing campaign
         -   Exelon chairs the Partnership's Management Oversight Committee